UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

BBX CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Florida	000-56177	82-4669146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida		33301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act: None

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01 Other Events.

BBX Capital Real Estate LLC (“BBXRE”), a wholly-owned subsidiary of BBX Capital, Inc. (the “Company”), previously held an investment in a joint venture (the “Bayview joint venture”) which owns approximately three acres of real estate in Fort Lauderdale, Florida. The property was subject to a mortgage loan which had an outstanding balance of $5.0 million, and in connection with BBXRE’s investment in the joint venture, the Company also guaranteed 50% of the outstanding balance of the mortgage loan. As previously disclosed, in February 2022, BBXRE agreed to sell its equity interest in the joint venture to its joint venture partner.

On June 30, 2022, BBXRE sold its equity interest in the joint venture pursuant to the terms of the agreement with its joint venture partner. As a result of the sale, BBXRE received net cash proceeds of approximately $8.8 million and expects to recognize a net gain from the sale of its investment in the venture of approximately $7.5 million during the quarter ended June 30, 2022. In connection with the sale, the Company and BBXRE obtained a release from the lender under the mortgage loan for any and all liability to the lender under the loan documents, including any obligation related to the Company’s guaranty on the outstanding loan balance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2022

BBX Capital, Inc.

By: /s/ Brett Sheppard
Brett Sheppard
Chief Financial Officer